Exhibit 99.1

QURATE RETAIL, INC. REPORTS

SECOND QUARTER 2018 FINANCIAL RESULTS

Englewood, Colorado, August 8, 2018 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB) today reported second quarter 2018 results.  Highlights include(1):

Second quarter operating results:

•	Qurate Retail revenue of $3.2 billion
•	Qurate Retail eCommerce revenue of $1.9 billion
•	Qurate Retail reported EPS of $0.40 and adjusted EPS(2) of $0.45
•	QVC US revenue up 4% as reported, up 2% on a comparative basis excluding impact of new accounting standards regarding credit card income
•	Total QVC mobile penetration was 66% of QVC.com orders, a 320 basis point increase
•	QVC US mobile penetration was 65% of QVC.com orders, a 300 basis point increase
•	HSN operating income margin decreased due to purchase accounting, while adjusted OIBDA(2) margin increased due to reduced promotional activity and progress on cost saving initiatives
•	zulily revenue grew 13%, operating loss decreased 7% and adjusted OIBDA(2) grew 12%
•	Strong customer growth at QVC and zulily

Corporate updates:

•	Repurchased approximately $418 million principal amount of 1.75% Charter exchangeable debentures
•	ILG and Marriott Vacations Worldwide merger expected to close end of August
•	From May 1, 2018 through July 31, 2018, repurchased 9.6 million QRTEA shares at an average price per share of $21.86 and total cost of $209 million

“We continued our sales growth at QVC and the strong momentum at zulily, as well as initial profit improvement at HSN as we implement our operating strategies,” said Mike George, Qurate Retail’s President and CEO. “We are showing solid early execution on strategic priorities to expand and engage our customer base across platforms and achieve attractive operating synergies. Qurate realized strong growth in its total customer count, led by zulily and QVC, and significantly grew customer engagement as we increased exposure on emerging video and social platforms and continued to strengthen our performance marketing capabilities. Qurate Retail’s unique position at the intersection of key trends in retail, together with our operational execution, will set a strong foundation to drive sustainable growth and long term value creation.”

Corporate Updates

On March 9, 2018, Qurate Retail, Inc. (formerly Liberty Interactive Corporation (“Liberty Interactive”)) and GCI Liberty, Inc. (“GCI Liberty”) completed the series of transactions that effected the split-off of GCI Liberty.  As a result, the former QVC Group common stock became an asset-backed stock. In addition, Liberty Interactive changed its name to Qurate Retail, Inc. effective as of April 9, 2018 and eliminated its tracking stock capital structure effective May 23, 2018.  Qurate Retail, Inc. includes QVC, Inc., HSN, Inc. (“HSNi”) (which includes the Cornerstone brands), and zulily, llc (collectively, “Qurate Retail Group”), which are wholly owned subsidiaries, as well as minority interests in ILG and FTD and various green energy investments.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended June 30, 2018 to the same period in 2017.  For purposes of presentation herein, the pro forma results of operations in this press release include historical HSN and Cornerstone results for comparison purposes. This is intended to supplement and enhance the information related to prior periods. The impacts of purchase accounting resulting from our acquisition of HSNi have not been reflected in these historical results.

Qurate Retail adopted the new U.S. accounting standard regarding revenue recognition (ASC 606) as of January 1, 2018. Accordingly, QVC, HSN and zulily recognize credit card income for their branded credit cards as part of net revenue rather than as an offset to SG&A expense. This change will positively impact Qurate Retail’s revenue for 2018. Qurate Retail is providing comparable results in addition to GAAP results where applicable and the narrative in this press release is presented excluding the impact of this accounting adjustment. The zulily-branded credit card was first implemented in the third quarter of 2017 and this change did not have a material impact on zulily’s reported revenue in the second quarter of 2018.

In addition, under new revenue recognition standards, Qurate Retail now recognizes revenue at the time of shipment as opposed to delivery.  This accounting change had a modestly negative impact on reported results for Qurate Retail in the second quarter, but this impact is expected to balance out over 2018. As such, comparable results presented in this press release are not adjusted for this change.  HSNi previously recognized revenue at the time of shipment, so there is no impact to HSNi’s reported results.

Qurate Retail realized $8 million in cost synergies in the second quarter related to the HSNi acquisition, of which approximately $6 million benefited operating income and adjusted OIBDA(2) and the remaining $2 million relate to equity compensation expense. Qurate Retail remains on track to achieve $35 - $40 million of cost synergies in 2018.

SECOND QUARTER 2018 FINANCIAL RESULTS

(amounts in millions)	2Q17	2Q18	% Change	% Change Constant Currency(a)
Revenue
QVC US(b)	$1,367	$1,427	4%
QVC International(c)	612	656	7%	1%
HSN(b)(d)	533	473	(11)%
zulily(b)	367	415	13%
Cornerstone(d)	288	262	(9)%
Intersegment eliminations	-	-	NM
Total Qurate Retail Revenue (pro forma)	$3,167	$3,233	2%
Former Liberty Ventures corporate and other(e)	6	-
Pre-acquisition HSNi results	(821)	-
Total Qurate Retail Revenue (as reported)	$2,352	$3,233

Operating Income
QVC US	$225	$288	28%
QVC International(c)	81	82	1%	(3)%
HSN(d)	39	20	NM
zulily	(29)	(27)	7%
Cornerstone(d)	16	8	NM
Unallocated corporate cost(f)	(12)	(13)	(8)%
Total Qurate Retail Operating Income (pro forma)	$320	$358	12%
Former Liberty Ventures corporate and other(e)	(11)	-
Pre-acquisition HSNi results	(55)	-
Total Qurate Retail Operating Income (as reported)	$254	$358

Adjusted OIBDA
QVC US	$361	$355	(2)%
QVC International(c)	107	100	(7)%	(12)%
HSN(d)	50	46	(8)%
zulily	26	29	12%
Cornerstone(d)	21	19	(10)%
Unallocated corporate cost(f)	(6)	(7)	(17)%
Total Qurate Retail Adjusted OIBDA (pro forma)	$559	$542	(3)%
Former Liberty Ventures corporate and other(e)	(7)	-
Pre-acquisition HSNi results	(71)	-
Total Qurate Retail Adjusted OIBDA (as reported)	$481	$542

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)

As a result of Qurate Retail’s adoption of new accounting standards around revenue recognition (ASC 606), QVC-, HSN- and zulily-branded credit card income is recognized as part of net revenue. Second quarter 2018 revenue includes the following amounts of credit card income:

•	QVC US: $26 million; revenue grew 2% in the second quarter of 2018 excluding the impact of this accounting change
•	HSN: $3 million; revenue declined 12% in the second quarter of 2018 excluding the impact of this accounting change
•	zulily-branded credit card income did not materially impact reported results.
c)	Includes QVC France, QVC Germany, QVC Italy, QVC Japan and QVC UK.
d)	Pro forma results present HSN and Cornerstone historical results.
e)	2017 results include the results of the former Liberty Ventures Group consolidated in Qurate Retail’s results.
f)	Includes corporate costs incurred at Qurate Retail, Inc. but not allocated to any business segment.

SECOND QUARTER 2018 NET INCOME AND ADJUSTED NET INCOME(2)

	Three months ended
(amounts in millions)	2Q17	2Q18
Net Income(a)	$111	$187
Adjusted Net Income(b)	$188	$214

Basic weighted average shares outstanding ("WASO")	451	467
Potentially dilutive shares	4	4
Diluted WASO	455	471

GAAP EPS(a)	$0.24	$0.40
Adjusted EPS(b)	$0.41	$0.45

a)	Represents net income and diluted net income per share from continuing operations attributable to Series A and Series B common stockholders as presented in Qurate Retail’s financial statements.
b)	See reconciling schedule 3.

QVC US

QVC US realized year-over-year sales gains in apparel and accessories, which were partially offset by declines in home, beauty, electronics and jewelry. Gross margins were flat, excluding the impacts of ASC 606,  primarily driven by higher initial product margins due to mix shift and freight savings, partially offset by higher warehouse costs due to average selling price (“ASP”) deleverage.  Selling, general and administrative expense increased primarily due to higher bad debt expense resulting from a favorable bad debt adjustment in the second quarter of 2017, and higher fixed costs, including an increase in bonus accrual due to a change in QVC’s bonus accrual methodology. The change in QVC’s bonus accrual methodology has been a headwind in the first half of 2018 but will even out for the full year.  These factors were partially offset by lower customer service costs due to the increase in digital and mobile penetration. Operating income margin expansion primarily reflects lower amortization as a result of the roll-off of purchase accounting amortization from Qurate Retail’s acquisition of QVC. Adjusted OIBDA margin(2) contraction primarily reflects the aforementioned SG&A factors.

As a result of Qurate Retail’s adoption of ASC 606, revenue for the three months ended June 30, 2018 includes an additional $26 million of revenue from its private label credit card program which was previously classified as an offset to selling, general and administrative expenses. Excluding the impact of this accounting adjustment, QVC US revenue grew 2% in the second quarter of 2018. This accounting change increased reported SG&A and had an approximately 120 bps positive impact on reported gross margins and an approximately 40 bps negative impact on reported adjusted OIBDA margins. These results are not adjusted to reflect the impact of ASC 606 as it relates to recognizing revenue at the time of shipment rather than delivery, which had a modest negative impact on reported revenue and adjusted OIBDA in the second quarter.

QVC International

In the second quarter, QVC International experienced year-over-year constant currency(3) sales growth primarily in home, accessories and beauty, which was partially offset by declines in apparel, jewelry and electronics.  The contraction in operating income margins and adjusted OIBDA margins(2) primarily reflects lower product margins as a result of heightened clearance activity in Germany and the UK and higher freight and warehouse costs in the UK and Japan due to ASP deleverage, as well as higher fixed costs and higher commissions in Japan. The operating income margin compression was partially offset by lower amortization.

US Dollar denominated results were impacted favorably by exchange rate fluctuations. The Dollar weakened versus the Euro, British Pound and Japanese Yen 9%, 7% and 2%, respectively. The financial metrics presented in this press release also provide a comparison of the year-over-year percentage change in QVC’s results in constant currency(3) (where applicable) to the comparable figures calculated in accordance with US GAAP for the second quarter of 2018.

HSN

Although HSN’s results are only included in Qurate Retail’s results beginning January 1, 2018, we believe a discussion of HSN’s stand-alone results compared to the prior year period promotes a better understanding of the overall results of the business. HSN has reclassified certain costs between line items to conform to Qurate Retail’s reporting for ease of comparability for the periods presented.

In the second quarter, HSN’s sales mix shifted to home, accessories and beauty from apparel, jewelry and electronics. ASP increased primarily due to sales mix and reduced clearance and promotional activity.  Return rate improved due to the sales mix shift toward product categories with lower return rates and a continued positive trend in several categories.  The decline in operating income margin is primarily due to purchase accounting amortization. Adjusted OIBDA(2) margins increased, demonstrating initial progress on HSN’s strategic initiatives, primarily due to higher product and shipping margins and lower bad debt expense, partially offset by higher inventory obsolescence reserves and deleveraging of fixed cable and warehouse costs due to the decrease in revenue.

As a result of Qurate Retail’s adoption of ASC 606, HSN has classified approximately $3 million of revenue from its private label credit card program in net revenue for the three months ended June 30, 2018. Excluding the impact of this accounting adjustment, HSN revenue declined 12% in the second quarter of 2018. This change had an insignificant impact on reported adjusted OIBDA margins.

zulily

Revenue increased year-over-year in the second quarter primarily due to a shift in marketing strategy which drove strong customer acquisition.  Operating loss and adjusted OIBDA(2) improved due to increased sales and leveraging operating expenses, partially offset by higher transportation and SG&A expenses. Operating loss improvement was also partially offset by higher amortization of software.  The adoption of ASC 606 regarding changes to revenue recognition for zulily-branded credit card income did not materially impact zulily’s reported results in the second quarter. The impact of ASC

606 as it relates to recognizing revenue at the time of shipment rather than delivery had a negative impact on reported revenue and adjusted OIBDA in the second quarter.

Cornerstone

Revenue declined in the second quarter of 2018 primarily driven by weakness in the home segment, particularly in Frontgate and the outdoor assortment, partially offset by growth at Garnet Hill and Ballard Designs. Operating income and adjusted OIBDA(2) declines were primarily driven by lower sales, partially offset by lower operating expenses due to reduced catalog circulation.  Catalog circulation decreased, consistent with ongoing efforts to re-balance investments towards the digital and retail segments to drive demand.

SECOND QUARTER 2018 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	2Q17	2Q18	% Change		% Change Constant Currency(a)
QVC – Total
Operating Income Margin (%)	15.5%	17.8%	230	bps
Adjusted OIBDA Margin (%)	23.6%	21.8%	(180)	bps
eCommerce Revenue	$963	$1,041	8%		7%
eCommerce % of Total Revenue	48.7%	50.0%	130	bps
Mobile % of eCommerce Revenue(b)	63.1%	66.3%	320	bps
LTM Total Customers(c)	12.6	12.9	2%

QVC – US
Cost of Sales % of Revenue	62.7%	61.5%	(120)	bps
Operating Income Margin (%)	16.5%	20.2%	370	bps
Adjusted OIBDA Margin (%)	26.4%	24.9%	(150)	bps
Average Selling Price	$56.05	$53.89	(4)%
Units Sold			6%
Return Rate(d)	17.9%	17.7%	(20)	bps
eCommerce Revenue	$746	$796	7%
eCommerce % of Total Revenue	54.6%	55.8%	120	bps
Mobile % of eCommerce Revenue(b)	61.5%	64.5%	300	bps
LTM Total Customers(c)	8.0	8.1	1%

QVC – International
Cost of Sales % of Revenue	60.9%	62.2%	130	bps
Operating Income Margin (%)	13.2%	12.5%	(70)	bps
Adjusted OIBDA Margin (%)	17.5%	15.2%	(230)	bps
Average Selling Price			2%		(3)%
Units Sold			4%
eCommerce Revenue	$217	$245	13%		7%
eCommerce % of Total Revenue	35.5%	37.3%	180	bps
Mobile % of eCommerce Revenue(b)	68.1%	71.5%	340	bps
LTM Total Customers(c)	4.6	4.8	4%

HSN(e)
Cost of Sales % of Revenue	65.3%	64.1%	(120)	bps
Operating Income Margin (%)	7.3%	4.2%	NM
Adjusted OIBDA Margin (%)	9.4%	9.7%	30	bps
Average Selling Price	$53.05	$56.12	6%
Units Sold			(19)%
Return Rate(d)	15.6%	14.6%	(100)	bps
eCommerce Revenue	$322	$280	(13)%
eCommerce % of Total Revenue	60.4%	59.2%	(120)	bps

Mobile % of eCommerce Revenue(b)	55.4%	58.0%	260	bps
LTM Total Customers(c)	4.9	4.5	(7)%

zulily
Cost of Sales % of Revenue	72.2%	72.3%	10	bps
Operating Income Margin (%)	(7.9)%	(6.5)%	140	bps
Adjusted OIBDA Margin (%)	7.1%	7.0%	(10)	bps
Mobile % of Total Orders	66.6%	70.5%	390	bps
LTM Total Customers(c)	4.9	6.4	31%

Cornerstone(e)
Operating Income Margin (%)	5.6%	3.1%	NM
Adjusted OIBDA Margin (%)	7.3%	7.3%	0	bps
eCommerce Revenue	$202	$188	(7)%
eCommerce % of Total Revenue	70.2%	71.9%	170	bps

China JV(f)
Revenue	$39	$37	(5)%
Adjusted OIBDA	$(1)	$(4)	(300)%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Based on gross US Dollar orders.
c)	LTM: Last twelve months.
d)	Measured as returned sales over gross shipped sales.
e)	Prior year historical results are included for comparative purposes.
f)	This joint venture is being accounted for as an equity investment.

Taxes

Qurate Retail estimates that its 2018 effective tax rate will be in the range of 20% - 23% including federal, state and foreign taxes, net of tax credits generated by Qurate Retail’s green energy investments. This estimate excludes the impact of one-time items and is subject to adjustment.

Share Repurchases

From May 1, 2018 through July 31, 2018,  Qurate Retail repurchased approximately 9.6 million shares of Series A common stock (Nasdaq: QRTEA) at an average cost per share of $21.86 for total cash consideration of $209 million. Since the creation of our existing common stock (including its predecessors,  the QVC Group and the Liberty Interactive Group) in May 2006, Qurate Retail has repurchased shares for aggregate cash consideration of $8.2 billion, representing approximately 53% of the shares outstanding in May 2006.  All repurchases up to August 9, 2012, the date on which the QVC Group stock was recapitalized to create the Liberty Ventures common stock, were comprised of shares of the combined stocks. The remaining repurchase authorization for Qurate Retail as of August 1, 2018 is approximately $866 million.

FOOTNOTES

1)

Qurate Retail’s President and Chief Executive Officer, Mike George, and Executive Chairman, Greg Maffei will discuss these highlights and other matters on  Qurate Retail’s earnings conference call which will begin at 11:00  a.m. (E.D.T.) on August 8, 2018.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For definitions and applicable reconciliations of adjusted OIBDA, adjusted OIBDA margin, adjusted net income and adjusted EPS, see the accompanying schedules.
3)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.

NOTES

The following financial information with respect to Qurate Retail’s equity affiliates and available for sale securities is intended to supplement Qurate Retail’s condensed consolidated statements of operations which are included in its Form 10-Q.

Fair Value of Public Holdings

(amounts in millions)	3/31/2018	6/30/2018
ILG(a)	518	550
Other public holdings(b)	38	48
Total Public Holdings	$556	$598

a)	Represents fair value of investment in ILG.
b)

Other public holdings includes fair value of the investment in FTD. In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in Qurate Retail’s balance sheet at $67 million and $31 million at March 31, 2018 and June 30, 2018, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	3/31/2018	6/30/2018
Cash (GAAP)	$1,055	$657

Indemnification Asset(a)	$253	$85

Debt:
QVC senior notes(b)	$3,550	$3,550
QVC bank credit facility	1,405	1,335
Other QVC debt	185	178
Total QVC, Inc. debt	$5,140	$5,063
HSNi bank credit facilities	500	480
Other HSNi debt	8	8
Total Qurate Retail Group Debt	$5,648	$5,551

Senior notes(b)	791	791
Senior exchangeable debentures(c)	1,942	1,523
Corporate Level Debentures	2,733	2,314
Total Qurate Retail, Inc. Debt	$8,381	$7,865
Unamortized discount, fair market value adjustment and deferred loan costs	(143)	(170)
Total Qurate Retail, Inc. Debt (GAAP)	$8,238	$7,695

QVC, Inc. leverage(d)	2.5x	2.5x
Qurate Retail Group leverage(e)	2.5x	2.5x

a)

Indemnity from GCI Liberty, pursuant to an indemnification agreement with respect to the 1.75% exchangeable debentures due 2046 (the “Charter exchangeable debentures”) issued by Liberty Interactive LLC (“LI LLC”), as described in this press release.

b)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
c)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

d)	As defined in QVC, Inc.’s credit agreement (includes zulily adjusted OIBDA).
e)	Includes QVC, Inc., zulily, llc and HSN, Inc.; based on debt and adjusted OIBDA as defined for covenant calculation purposes in their respective credit agreements.

Cash at Qurate Retail decreased $398 million in the second quarter as cash from operations and an indemnification payment from GCI Liberty (described below) were more than offset by share repurchases and debt repayments.  Total debt at Qurate Retail decreased by $516 million primarily due to debt repayments.

In June 2018, Liberty Interactive LLC (“LI LLC”), a wholly-owned subsidiary of Qurate Retail, repurchased approximately $418 million of its Charter exchangeable debentures for total cash consideration of $457 million, including accrued interest.

Pursuant to an indemnification agreement among Qurate Retail, LI LLC and GCI Liberty, each of Qurate Retail and LI LLC will use commercially reasonable efforts to purchase, in one or more privately negotiated transactions, a tender offer or other purchase transactions (each, a "Purchase Offer"), the outstanding Charter exchangeable debentures, on terms and conditions (including maximum offer price) reasonably acceptable to GCI Liberty, by September 9, 2018. GCI Liberty is obligated to indemnify LI LLC for the difference between the purchase price of any Charter exchangeable debenture purchased pursuant to a Purchase Offer and the cash delivered in the March 9, 2018 reattribution with respect to each such purchased debenture, plus any tax benefits associated with early extinguishment of such purchased debenture (the "Repurchase Indemnity").  In June 2018, GCI Liberty made an indemnification payment of approximately $133 million in cash to LI LLC in connection with the $418 million principal amount of repurchases discussed above.

After September 9, 2018, Qurate Retail will continue to benefit from an indemnification agreement with GCI Liberty with respect to the Charter exchangeable debentures for any payments made in excess of the adjusted principal amount of the debentures to any holder thereof that exercises its exchange right on or before the put/call date of October 2023 (the "Exchange Indemnity"). The Exchange Indemnity is supported by a negative pledge in favor of Qurate Retail on the 1.0 million reference shares of Class A common stock of Charter held at GCI Liberty that underlie the Charter exchangeable debentures pro forma for the repurchases discussed above. GCI Liberty's Exchange Indemnity obligation and the number of shares subject to the negative pledge will be ratably reduced with respect to any Charter exchangeable debentures repurchased by LI LLC in connection with the Repurchase Indemnity.    The indemnification obligation is valued pursuant to the terms of the Exchange Indemnity.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB)  President and Chief Executive Officer, Mike George, and Executive Chairman, Greg Maffei,  will discuss Qurate Retail’s earnings release on a conference call which will begin at 11:00  a.m. (E.D.T.) on August 8,  2018.  The call can be accessed by dialing 800-239-9838 or 323-794-2551, passcode 1166173,  at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.qurateretail.com/events.  Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies, market potential, future financial prospects and performance, future impact of accounting changes, Qurate Retail’s estimated 2018 effective tax rate,  market conditions, sales demand, statements about the Purchase Offers and indemnification by GCI Liberty, the integration of HSNi, the expected benefits of the acquisition of HSNi (including synergies), the expected closing of the sale of ILG, new service and product offerings, the monetization of our non-core assets, the continuation of our stock repurchase program and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, the availability of investment opportunities and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), zulily, HSN and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Qurate Retail defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, certain purchase accounting adjustments, separately reported litigation settlements, transaction related costs (including restructuring, integration, and advisory fees) and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Qurate Retail defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Qurate Retail believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail.  Qurate Retail defines adjusted net income as net income, excluding the impact of purchase accounting amortization (net of deferred tax benefit), mark to market adjustments on certain public debt and equity securities and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark to market adjustments and other one-time items identified in Schedule 3 below.  Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures.  Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy, Japan and France, as well as its JV in China.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended June 30, 2017, September 30, 2017, December 31, 2017,  March 31, 2018 and June 30, 2018, respectively.

CONSOLIDATED OPERATING INCOME AND PRO FORMA ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	2Q17	3Q17	4Q17	1Q18	2Q18
Qurate Retail, Inc. Operating Income	$254	$208	$368	$294	$358
Depreciation and amortization	206	180	131	163	159
Stock compensation expense(a)	21	22	64	23	23
QVC/HSNi level transaction related costs	—	3	40	8	2
Corporate level transaction related costs	—	—	15	4	—
Qurate Retail, Inc. Adjusted OIBDA (as reported)	$481	$413	$618	$492	$542
Former Liberty Ventures Group adjusted OIBDA(b)	7	6	6	5	—
Pre-acquisition HSNi adjusted OIBDA(c)	71	50	91	—	—
Qurate Retail, Inc. Adjusted OIBDA (pro forma)	$559	$469	$715	$497	$542

a)	4Q17 includes $21 million of accelerated corporate level stock-based compensation expense due to impending US tax reform and $8 million of acquisition-related HSN stock-based compensation.
b)	1Q18 includes results of the Liberty Ventures Group through March 9, 2018, at which point certain assets and liabilities were split-off with GCI Liberty.
c)	Adjusted OIBDA of HSNi included prior to the acquisition for comparative purposes.

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries), zulily, HSN and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2017, September 30, 2017, December 31, 2017, March 31, 2018 and June 30, 2018, respectively.  As there are no material reconciling items between adjusted OIBDA and operating income for the QVC China joint venture for the referenced periods, no reconciliation has been provided.

BUSINESS SEGMENT ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	2Q17	3Q17	4Q17	1Q18	2Q18

QVC
Total QVC operating income	$306	$274	$496	$343	$370
Depreciation and amortization	154	129	79	77	74
Stock compensation	8	9	8	9	11
Transaction related costs	—	3	6	4	—
Total QVC adjusted OIBDA	$468	$415	$589	$433	$455

QVC US Adjusted OIBDA	$361	$316	$442	$326	$355
QVC International adjusted OIBDA	107	99	147	107	100

HSN(a)
Operating income (loss)	$39	$31	$(3)	$13	$20
Depreciation and amortization	8	8	7	24	23
Stock compensation	(1)	3	11	2	1
Transaction related costs(b)	4	1	64	4	2
Adjusted OIBDA	$50	$43	$79	$43	$46

zulily
Operating income (loss)	$(29)	$(44)	$(18)	$(28)	$(27)
Depreciation and amortization	51	51	50	51	52
Stock compensation	4	5	6	4	4
Adjusted OIBDA	$26	$12	$38	$27	$29

Cornerstone(a)
Operating income (loss)	$16	$2	$(11)	$(9)	$8
Depreciation and amortization	3	4	4	11	10
Stock compensation	—	1	1	1	1
Transaction related costs(c)	2	—	18	—	—
Adjusted OIBDA	$21	$7	$12	$3	$19

a)	Information included for periods prior to the acquisition for comparative purposes.
b)

Q4-17 includes $30 million of severance and bonus cost at HSN that was consolidated in Qurate Retail’s reported results as well as other costs incurred prior to Qurate Retail’s acquisition and not included in Qurate Retail’s consolidated results.

c)

Q4-17 includes $5 million of severance cost at Cornerstone that was consolidated in Qurate Retail’s reported results as well as other costs at Cornerstone incurred prior to Qurate Retail’s acquisition and not included in Qurate Retail’s consolidated results.

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s adjusted net income to its net income and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for the three months ended June 30, 2017, September 30, 2017, December 31, 2017, March 31, 2018 and June 30, 2018, respectively.

ADJUSTED NET INCOME AND ADJUSTED EPS  RECONCILIATION

(amounts in millions)	2Q17	3Q17	4Q17	1Q18	2Q18
Qurate Retail, Inc. Net income (GAAP)	$175	$296	$1,463	$384	$187
Former Liberty Ventures Group net income(a)	(64)	(177)	(576)	(242)	—
Net income attributable to QVC Group common stock	111	119	887	142	187
Purchase accounting amort., net deferred tax benefit (b)	77	63	30	47	41
QVC/HSNi level transaction related costs, net of tax	—	3	25	6	2
Corporate level transaction related costs, net of tax	—	—	9	3	—
Gain on transactions, net	—	—	(409)	—	—
Acceleration of stock compensation expense, net of tax(c)	—	—	19	—	—
Impact of US tax reform	—	—	(295)	—	—
Mark-to-market adjustments(d)	—	—	—	37	(16)
Adjusted Net Income	$188	$185	$266	$235	$214

Diluted earnings per share (GAAP)					$0.40
Adjustments, net of tax					0.05
Adjusted earnings per share					$0.45

a)	Represents results of the Liberty Ventures Group through March 9, 2018 at which point certain assets and liabilities were split-off with GCI Liberty.
b)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSNi and zulily, net of book deferred tax benefit.
c)	4Q17 includes $21 million of accelerated corporate level stock-based compensation expense due to impending US tax reform and $8 million of acquisition-related HSN stock-based compensation, net of tax.
d)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.

QURATE RETAIL, INC.

BALANCE SHEET INFORMATION

(unaudited)

	June 30,	December 31,
	2018	2017
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$657	903
Trade and other receivables, net	1,103	1,726
Inventory, net	1,510	1,411
Other current assets	200	125
Total current assets	3,470	4,165
Investments in equity securities	645	2,363
Investments in affiliates, accounted for using the equity method	179	309
Property and equipment, net	1,303	1,341
Intangible assets not subject to amortization	10,977	11,011
Intangible assets subject to amortization, net	1,129	1,248
Other assets, at cost, net of accumulated amortization	126	50
Assets of discontinued operations	—	3,635
Total assets	$17,829	24,122
Liabilities and Equity
Current liabilities:
Accounts payable	925	1,151
Accrued liabilities	926	1,125
Current portion of debt	1,442	996
Other current liabilities	166	169
Total current liabilities	3,459	3,441
Long-term debt	6,253	7,553
Deferred income tax liabilities	2,091	2,500
Other liabilities	225	242
Liabilities of discontinued operations	—	303
Total liabilities	12,028	14,039
Equity/Attributed net assets (liabilities)	5,687	9,984
Non-controlling interests in equity of subsidiaries	114	99
Total liabilities and equity	$17,829	24,122

QURATE RETAIL, INC.

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	June 30,
	2018	2017
Revenue:
Total revenue, net	$3,233	2,352

Operating costs and expenses:
Cost of retail sales	2,050	1,494
Operating	238	150
Selling, general and administrative, including stock-based compensation	428	248
Depreciation and amortization	159	206
	2,875	2,098
Operating income (loss)	358	254

Other income (expense):
Interest expense	(96)	(89)
Share of earnings (losses) of affiliates, net	(46)	(9)
Realized and unrealized gains (losses) on financial instruments, net	20	101
Other, net	(13)	(7)
	(135)	(4)
Earnings (loss) from continuing operations before income taxes	223	250
Income tax benefit (expense)	(25)	(76)
Earnings (loss) from continuing operations	198	174
Earnings (loss) from discontinued operations, net of taxes	—	10
Net earnings (loss)	198	184
Less net earnings (loss) attributable to noncontrolling interests	11	9
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$187	175

QURATE RETAIL, INC.

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Six months ended
	June 30,
	2018	2017
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$595	703
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	(141)	(341)
Depreciation and amortization	322	414
Stock-based compensation	46	37
Share of (earnings) losses of affiliates, net	60	36
Cash receipts from return on equity investments	—	14
Realized and unrealized gains (losses) on financial instruments, net	(119)	(276)
Deferred income tax (benefit) expense	(1)	63
Other, net	24	13
Changes in operating assets and liabilities
Current and other assets	188	299
Payables and other current liabilities	(263)	(179)
Net cash provided (used) by operating activities	711	783

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in and loans to cost and equity investees	(50)	(118)
Capital expended for property and equipment	(98)	(74)
Other investing activities, net	(58)	(29)
Net cash provided (used) by investing activities	(206)	(221)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	2,502	1,199
Repayments of debt	(2,381)	(1,497)
GCI Liberty Split-Off	(475)	—
Repurchases of Qurate Retail common stock	(493)	(152)
Withholding taxes on net settlements of stock-based compensation	(21)	(13)
Indemnification payment from GCI Liberty, Inc.	133	—
Other financing activities, net	(21)	(28)
Net cash provided (used) by financing activities	(756)	(491)
Effect of foreign currency rates on cash, cash equivalents and restricted cash	4	9
Net increase (decrease) in cash, cash equivalents and restricted cash	(247)	80
Cash, cash equivalents and restricted cash at beginning of period	912	836
Cash, cash equivalents and restricted cash at end period	$665	916